                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    Medical Technology and Innovations, Inc.
               (Exact Name of Registrant as Specified in Charter)

           Florida                      33-27610-A           65-2954562
    (State or Other Jurisdiction       (Commission          (IRS Employer
          of Incorporation)            File Number)       Identification No.)

                               80 Abbeyville Road
                          Lancaster, Pennsylvania 17603
               (Address of principal executive offices) (Zip code)

        Registrant's telephone number, including area code: 717-390-0352
                                2002 Stock Grant
                            (Full title of the Plan)

                                  Eric Littman
                         1428 Brickell Avenue, 8th Floor
                              Miami, Florida 33131
                     (Name and address of agent for service)

                                  305-663-3333
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------
Title of                                    Proposed            Proposed        Amount
Securities             Amount                Maximum             Maximum          of
to be                  to be             Offering Price         Aggregate        Fee
Registered         Registered(1)          per Share(2)       Offering Price
---------------------------------------------------------------------------------------
Common Stock,         500,000               $ .40               $ 200,000      $ 18.40
No par value

TOTAL                 500,000               $ .40               $ 200,000      $ 18.40
--------------------------------------------------------------------------------------

(1) This Registration Statement shall also cover any additional shares of Common
Stock which become issuable under the Medical Technology and Innovations, Inc.
2002 Stock Grant by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities
Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported and last sale reported on the OTC Bulletin Board as of May 14, 2002.

When used herein, the terms 'we,' 'us,' and 'our' refers to Medical Technology and Innovations, Inc, a Florida corporation.

                                     PART I
                    INFORMATION REQUIRED IN THE SECTION 10(A)

ITEM 1.   INFORMATION
We will provide the information specified in Item 1 by Rule 428 of the
Securities Act of 1933 to each person receiving the shares registered hereunder.
We are not filing these documents as part of this registration statement or as prospectuses or prospectus supplements, in accordance with the rules and regulations of the Securities and Exchange Commission.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE ANNUAL INFORMATION
We will provide the information specified in Item 2 by Rule 428(b) of the
Securities Act of 1933 to each person receiving the shares registered hereunder.
We are not filing these documents as part of this registration statement or as prospectuses or prospectus supplements, in accordance with the rules and regulations of the Securities and Exchange Commission.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE
We incorporate by reference the documents, which we filed previously with the
Securities and Exchange Commission, listed below:

        (a)   Our Annual Report on Form 10-KSB for the year ended June 30, 2001, filed with the Securities and Exchange Commission on September 28,
              2001;
        (b)   Our Quarterly report on Form 10-Q, for the quarterly period ended
              September 30, 2001, filed November 13, 2001;
        (c)   Our Quarterly report on Form 10-Q, for the quarterly period ended
              December 31, 2001, filed as February 14, 2002;
        (d)   Our Report on 8-K filed on December 19, 2001;
        (e)   Our Articles of Incorporation and any amendments thereto and
              Bylaws; and
        (f)   All other documents filed by us after the date of this
              registration statement pursuant to Sections 13(a), 13(c), 14 and
              15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which de-registers all securities then remaining unsold, shall be deemed to be
              incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

ITEM 4.  DESCRIPTION OF SECURITIES
The following description is a summary and is qualified in its entirety by the provisions of the Company's Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK
General. We are authorized to issue 28,000,000 shares of common stock no par value. As of May 10, 2002, we had 3,978,402 shares of common stock issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

Voting Rights.
Each share of our common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent (50%) of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Dividend Policy.
All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available and subordinate to the rights, if any, of the holders of outstanding shares of preferred stock. These dividends may be paid in cash, property or additional shares of common stock. Our Company has not paid any dividends in the last two (2) years and presently anticipates that all earnings, if any, will be retained for development of its business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.

Miscellaneous Rights and Provisions.
Holders of our common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of preferred stock.

PREFERRED STOCK
We are authorized to issue One Hundred Million (100,000,000) shares of preferred
Stock which shall have a par value of $1,000.

The designations, powers, preferences, rights, and the qualifications, limitations or Restrictions of the authorized undesignated Common Stock and
Preferred Stock are as follows:

   a.    One Hundred (100) shares of Preferred Stock with a $1, 000 par value
         (hereinafter the 12% Preferred Stock) shall be entitled to a 12%
         noncumulative dividend. The 12% Preferred Stock shall be preferenced as liquidation and return of capital up to their par value. The
         Corporation may upon fifteen (15) days notice, redeem any or all of the
         12% Preferred Stock by paying the full par value together with any accrued dividend legally due. The 12% Preferred Stock shall be entitled to two (2) votes per share. The 12% Preferred Stock is convertible at the option of the holder for 666 shares of the Corporation's Common
         Stock for each share of Preferred Stock.

   b.    The Board of Directors is expressly authorized at any time, to provide for the Issuance of shares of any undesignated and authorized stock in one or more series, with such voting powers full or limited but may not exceed five (5) votes per share, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions providing for the issue thereof adopted by the board of directors and as are not expressed in this Articles of Incorporation or any amendment thereto, including (but not limiting the generality of the foregoing)
         the following:

                i.   the destination of the series;

                ii.  the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the
                     dividends payable on any other class or classes or on any
                     series of any class or classes of authorized stock of the
                     Corporation; and whether such dividends shall be cumulative or noncumulative;

                iii. whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and
                     conditions of such redemption;

                iv.  the terms amount of any sinking fund provided for the purchase or redemption of the shares of the series;

                 v.  whether the shares of such series shall be convertible into or exchangeable for shares of any other class or classes
                     of any other series or any class or classes of authorized
                     stock of the Corporation, and , if provision be made for
                     conversation or exchange, the times, prices, rates,
                     adjustments, and other terms and conditions of such
                     conversation or exchange;

                vi.  the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or
                     otherwise with respect to the election of Directors or
                     otherwise; provided, however, that in no event shall any
                     holder of any series of preferred Stock be entitled to more than two (2) votes for each share of such Preferred Stock
                     held by him;

                vii. the restrictions and conditions, if any, upon the issue or reissue of any additional Preferred Stock ranking on a
                     parity with or prior to such dividends or upon dissolution;

               viii. the rights of the holders of the shares of such series upon the dissolution of upon the distribution upon the
                     dissolution of, or upon the distribution of assets of, the
                     Corporation, which rights may be different in the case of a voluntary dissolution than in the case of an involuntary
                     dissolution.

                Except as otherwise required by law and except for such voting powers with respect to the election of Directors or other
                matters as may be stated in the resolutions of the Board of
                Directors Creating any series of Common or Preferred Stock, the holders of such series shall have no voting power whatsoever.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL
Hamilton, Lehrer and Dargan, P.A. will review the validity of the issuance of the shares of our common stock being offered. They are located at 555 South
Federal Highway, Suite 270, Boca Raton, Florida 33432.

Our financial statements have been audited by SIMON LEVER & COMPANY, Certified
Public Accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

ITEM 6.  INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS;
Not  applicable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED
Not  applicable.

ITEM 8.  EXHIBITS
        (a)   The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-B and are specifically incorporated herein by this reference:

Exhibit No.                           Title

5.1                Legal opinion of Hamilton, Lehrer & Dargan, P.A.

10.2               2002 Stock Grant Plan

23.1               Consent of Hamilton, Lehrer & Dargan, P.A. (contained in
                   Exhibit 5.1)

23.2               Consent of SIMON LEVER & COMPANY, Certified Public Accountants

ITEM 9.  UNDERTAKINGS
We hereby undertake:
        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i)   To include any prospectus required by section 10(a)(3) of
                      the Securities Act of 1933;

                (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,
                      individually or in the aggregate, represent a fundamental
                      change in the information set forth in the registration
                      statement. Notwithstanding the foregoing, any increase or
                      decrease in volume of securities offered (if the total
                      dollar value of securities offered would not exceed that
                      which was registered) and any deviation from the low or
                      high end of the estimated maximum offering range may be
                      reflected in the form of prospectus filed with the
                      Commission pursuant to Rule 424(b) if, in the aggregate,
                      the changes in volume and price represent no more than a
                      twenty percent (20%) change in the maximum aggregate
                      offering price set forth in the "Calculation of
                      Registration Fee" table in the effective registration
                      statement;

                (iii) To include any material information with respect to the of distribution not previously disclosed in the registration
                      statement or any material change to such information in
                      the registration statement, provided, however, that
                      paragraphs (1)(i) and (1)(ii) do not apply if the
                      registration statement is on Form S-3 or Form S-8 and the
                      information required to be included in a post-effective
                      amendment by those paragraphs is contained in periodic
                      reports filed by the Southern States pursuant to section
                      13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration
                      statement.

        (2)   That, for the purpose of determining any liability under the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Medical Technology and Innovations, Inc. hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to section 13(a) or section 15(d) of the Securities
Exchange Act of 1934 (and, where applicable, each filing of an employee benefit
's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of
1933 may be permitted to directors, officers, and controlling persons of Medical
Technology and Innovations pursuant to the foregoing provisions, or otherwise,
Medical Technology and Innovations, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Medical Technology and Innovations, Inc. of expenses incurred or paid by a director, officer or controlling person of Medical Technology and
Innovations, Inc. in the successful defense of any action, suit or proceeding)
is asserted by such director, officer or controlling person in connection with the securities being registered, Medical Technology and Innovations, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Medical Technology
and Innovations certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Lancaster , State of Pennsylvania., on May 1, 2002.

Medical Technology and Innovations, Inc.
(Registrant)

/s/ Jeremy Feakins
-----------------------
    Jeremy Feakins,
    Chief Executive Officer,
    Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Matthew Crimmins
- ---------------------
    Matthew Crimmins,
    Director